Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of June 10, 2013, is by and among Abdiel Qualified Master Fund, L.P., Abdiel Capital Advisors, LLC, Abdiel Capital Management, LLC and Colin T. Moran (collectively, the "Filers").

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to shares of Class B Common Stock of National Research Corporation beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

ABDIEL QUALIFIED MASTER FUND, L.P.

By: Abdiel Capital Management, LLC
its General Partner

By: /s/ Colin T. Moran
Colin T. Moran, Managing Member

ABDIEL CAPITAL MANAGEMENT, LLC

By: /s/ Colin T. Moran
Colin T. Moran, Managing Member

ABDIEL CAPITAL ADVISORS, LLC

By: /s/ Colin T. Moran
Colin T. Moran, Managing Member

COLIN T. MORAN

By: /s/ Colin T. Moran
Colin T. Moran, Individually